                        AGREEMENT TO PRESERVE GOODWILL
                        ------------------------------


     This Agreement To Preserve Goodwill (the "Agreement") is being entered into between Advanced Micro Devices, Inc. ("AMD") and Mr. S. Atiq Raza ("Raza").

     WHEREAS NexGen, Inc. ("NexGen") entered into an Agreement and Plan of Merger ("Merger Agreement") on October 20, 1995 with AMD and AMD Merger Corporation, which agreement is incorporated herein by reference, whereby NexGen agreed to be merged with AMD at the Effective Time, as defined by Section 1.2 of the Merger Agreement;

     WHEREAS NexGen is engaged in the business of designing, marketing and selling microprocessors compatible with the X86 instruction set and architecture and personal computer boards based on such microprocessors throughout the United States, Europe, Latin America and Asia;

     WHEREAS Raza is currently the Chairman of the Board, President and Chief Executive Officer of NexGen and owns 750,485* shares of NexGen Common Stock, as well as options to purchase 200,000 shares of NexGen Common Stock, which options shall be exercisable upon the Effective Time of the Merger;

     WHEREAS pursuant to the Merger Agreement, Raza has agreed to sell for valuable consideration his entire interest in NexGen to AMD at the Effective Time of the Merger, including (1) the goodwill associated with the business conducted by NexGen and the right to use the trade name "NexGen, Inc.;" and (2) all of Raza's shares of stock in NexGen, which shares shall be converted into shares of AMD stock;

*As of September 30, 1995
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     WHEREAS AMD carries on and intends to continue carrying on a like business to that carried on by NexGen throughout the United States, Europe, Latin America, Asia and elsewhere;

     WHEREAS, following the merger, Raza will become a member of the Board of Directors of AMD as well as its Corporate Vice President and Chief Technical Officer;

     WHEREAS, in order to induce AMD to enter into the Merger Agreement and to preserve the goodwill of NexGen transferred to AMD pursuant to the Merger Agreement, Raza has agreed to refrain from certain competition with AMD and its successors in interest;

     IT IS HEREBY AGREED AS FOLLOWS:

     1. Raza agrees not to use or cause to be used or grant to any person, firm or corporation, the right to use at any time the name "NexGen" or "NexGen, Inc." except in the normal course of business on behalf of AMD or its successors in interest or with the prior written consent of AMD.

     2. In the event that Raza terminates his employment with AMD or AMD terminates Raza's employment with AMD, and for a 12 month period following such termination of employment, Raza hereby agrees to refrain from each and all of the following:

     (a) Establishing, owning, managing, operating, financing, or controlling a comparable business for a period of twelve months following the termination of his employment with AMD or its successors in interest, in the United States, Europe, Latin America or Asia;

     (b) Becoming a director, officer, employee, salesman, agent, representative, or consultant for a comparable business for a period of 12 months following the termination of his employment;

     (c) Soliciting any customer, prospect, supplier, employee, salesman, agent, representative or consultant of AMD's business in any manner which interferes or is intended to interfere with such person's relationship with AMD, or in an effort to obtain such person as a customer, supplier, employee, salesman, agent or representative of, or a consultant to, any other person that conducts a business competitive with AMD's business; and

     (d) Marketing or selling the products of a comparable business.

For purposes of this Paragraph 2 and each of its subsections, the term "comparable business" shall mean the business of designing, marketing and selling microprocessors compatible with the X86 instruction set and architecture and personal computer boards based on such microprocessors.

     3. During the 12 month period following the termination of Raza's employment, AMD shall have the right to retain Raza as a consultant at a rate of compensation equal to his regular monthly salary in effect on the date his employment terminates. In the event that AMD terminates Raza without cause, AMD shall retain Raza as a consultant at a rate of compensation equal to his regular monthly salary in effect on the date his employment terminates for a period of 12 months or shall pay 12 months of salary in a lump sum upon termination. For purposes of this paragraph "cause" shall be defined as any one of the following:

          (a) failure to perform to the expectations of the Chief Executive Officer, which failure shall be determined by AMD in its sole discretion;

          (b) failure to abide by any of the policies and procedures, worldwide standards of business conduct or other employee conduct guidelines of the company, which failure shall be determined by AMD in its sole discretion;

          (c)  death of the employee;

          (d) change in business focus away from development and/or manufacture of microprocessors compatible with the X86 instruction set and architecture;

          (e)  change in ownership or control of the corporation.

     4. In the event of any breach by Raza of any provision of this Agreement, Raza agrees, in addition to any other remedy available at law or in equity, to consent to the entry of an order restraining and enjoining Raza from further violations of such provisions. Raza agrees that AMD may be irreparably injured if any provision in this Agreement is breached because money damages may not be adequate to make AMD whole. Therefore, if Raza breaches any provision of this Agreement and AMD is required to seek an order restraining and enjoining him from further violations, Raza agrees to pay any and all attorneys' and court fees incurred by AMD in obtaining the order. Alternatively, if Raza should prevail in any legal proceeding brought by AMD to obtain such an order, AMD agrees to pay any and all attorneys' and court fees incurred by Raza in responding to such AMD initiated legal proceedings. Raza further agrees that the period of time applicable to any such breached provisions shall be extended by one day for each day such violation continues.

     5. In the event AMD is required to seek an order restraining and enjoining Raza from violating any provision of this Agreement, Raza consents to jurisdiction in Santa Clara County Superior Court.

     6. In the event that any provision hereof shall be determined to be unenforceable or invalid, such unenforceability or invalidity shall not affect the validity or enforceability of the other provisions hereof. In the event that any geographic territory covered by the application of this agreement cannot legally be included in the scope of the restrictions set forth, such fact shall not affect the applicability of such restrictions for a reasonable geographic area. In the event that any of the restrictions set forth herein cannot legally be enforced for the period of time specified, such fact shall not affect the applicability of such restrictions for a reasonable period of time.

     7. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made in California.

     8. This Agreement shall constitute the entire Agreement between both parties with respect to the terms and subject matter contained herein. No term of this Agreement may be altered except by express written consent of both AMD and Raza.

          Executed on this 15th day of January, 1996.

                                        ADVANCED MICRO DEVICES, INC.



By:  /s/ S. Atiq Raza                   By:  /s/ Stanley Winvick
    ---------------------------             -------------------------------
     S. Atiq Raza                             Stanley Winvick
                                              Senior Vice President
                                              Human Resources